Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

November 20, 2008

YRC Worldwide Clarifies Impact of Credit Rating Change

•        Continues Strategic Plans to Enhance Market Position and Financial Condition

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) announced today the financial impact of yesterday’s credit rating change from S&P. The credit rating is considered a trigger event under the credit agreement. This trigger event requires the company to collateralize its remaining unencumbered assets, which primarily include its real estate and revenue equipment. The company estimates the market value of these assets to be around $1.5 billion.

“It is unfortunate that the economic environment and financial markets are causing these types of reactions,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide. “Yet it is important to understand these disappointing downgrades do not change our strategic plans to combine the National companies or improve our financial condition.”

Despite the collateralization of these assets, the company’s potential to implement multiple strategic actions is not impacted, more specifically:

•

The company can enter into sale and leaseback transactions, including the collateralized real estate. Under the credit agreement, the first $150 million of proceeds from sale and leasebacks can be reinvested in the business or must be used to pay off its $150 million term loan. After repayment of the term loan, the company can use proceeds as it deems appropriate to manage the business.

•	The company can continue to dispose of excess facilities including the expected 150 properties from the integration of Yellow Transportation and Roadway.

•

The company can also complete debt-for-debt exchanges. To the extent the principal amount of the retired debt is greater than the amount paid, the difference would be recognized as a gain on extinguishment of debt and included in the company’s earnings before interest, taxes, depreciation and amortization under the credit agreement.

YRC estimates one-time fees for the collateralization to be around $7 to $10 million that would be incurred during the fourth quarter 2008 and first quarter 2009. The company’s pricing under its revolving credit facility remains at LIBOR plus 160 basis points, the maximum pricing under the credit facility, which matures in August 2012. The company does not have any significant long-term debt maturities until April 2010.

For further detail on the company’s credit facility, please refer to the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2008.

* * * * *

This release contains forward-looking statements regarding the company’s future plans within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from the combination of sales, operations and networks of Yellow Transportation and Roadway, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the Securities and Exchange Commission (the “SEC”), including the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, Holland, Reddaway, and Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 58,000 people.

Investor Contact:	Sheila Taylor	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	sheila.taylor@yrcw.com		sdawson@lakpr.com